EXHIBIT 99.1

Oritani Financial Corp. Announces Dividend and Record Earnings for Fiscal Year

TOWNSHIP OF WASHINGTON, N.J., July 25, 2012 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $8.3 million, or $0.20 per basic (and $0.19 diluted) common share, for the three months ended June 30, 2012, and $31.7 million, or $0.71 per basic (and $0.70 diluted) common share, for the twelve months ended June 30, 2012. This compares to net income of $7.3 million, or $0.14 per basic and diluted common share, for the three months ended June 30, 2011, and $28.5 million, or $0.54 per basic and diluted common share, for the twelve months ended June 30, 2011.

The Company also reported that its Board of Directors has declared a $0.15 quarterly cash dividend on the Company's common stock. The record date for the dividend will be August 10, 2012 and the payment date will be August 24, 2012. Based on the recent trading range of the Company's common stock, the dividend yield remains over 4.0%.

"I am proud to announce the close of a fiscal year that yielded record earnings in a difficult economic environment," said Kevin J. Lynch, the Company's Chairman, President and CEO. "We have built a quality team, from top to bottom, here at Oritani. Our results are due to the collaborative efforts of this team. In addition to record earnings, we achieved our internal goals for organic loan originations and core deposit growth." Mr. Lynch continued, "While many challenges remain in this economic and ultra competitive landscape, we are poised to build further upon our achievements and continue to deliver value to our stockholders."

Comparison of Operating Results for the Periods Ended June 30, 2012 and 2011

Net Income.  Net income increased $1.0 million, or 14.0%, to $8.3 million for the quarter ended June 30, 2012, from $7.3 million for the corresponding 2011 quarter.  Net income increased $3.1 million, or 11.0%, to $31.7 million for the twelve months ended June 30, 2012, from $28.5 million for the corresponding 2011 period.  The primary cause of the increased net income in the 2012 periods was increased net interest income and decreased provision for loan losses, partially offset by increased expenses.

Total Interest Income.  Total interest income increased $1.6 million, or 5.3%, to $31.2 million for the three months ended June 30, 2012, from $29.7 million for the three months ended June 30, 2011. The largest increase occurred in interest on loans, which increased $2.7 million, or 10.5%, to $28.3 million for the three months ended June 30, 2012, from $25.6 million for the three months ended June 30, 2011.  During that same period, the average balance of loans increased $283.9 million while the yield on the portfolio decreased 35 basis points.  The decreased yield was primarily due to the impact of current market rates on new originations, refinancings, prepayments and repricings. There was an overall decrease in interest income regarding the investment related categories (Securities held to maturity ("HTM"); Securities available for sale ("AFS"); Mortgage backed securities ("MBS") HTM; MBS AFS; and short term investments). On an overall basis, interest income for these categories decreased $1.1 million for the three months ended June 30, 2012, as compared to the three months ended June 30, 2011. There were decreases in both yield and average balances. The decreased yield was primarily due to the prepayment of higher yielding securities and the returns associated with purchases subsequent to June 30, 2011. The decreased average balance was because cash flows from the investment portfolio were not redeployed into new investments for the majority of the fiscal year. Management did purchase such assets when excess funds were available for deployment. The investment purchases were primarily in the category of MBS AFS as management believed such securities provided the best available risk/reward profile based on the projected cash needs and interest rate risk position of the Company. However, with minor exceptions, such purchases ceased after the first fiscal quarter (September 30, 2011). This decision was made because the rates of return available on such securities decreased and excess cash was primarily used for repurchases of the Company's common stock as well as new loan originations.

Total interest income increased $4.6 million, or 4.0%, to $122.0 million for the twelve months ended June 30, 2012, from $117.4 million for the twelve months ended June 30, 2011. The largest increase occurred in interest on loans, which increased $8.4 million, or 8.4%, to $108.4 million for the twelve months ended June 30, 2012, from $100.0 million for the twelve months ended June 30, 2011.  Over that same period, the average balance of loans increased $209.0 million and the yield on the portfolio decreased 25 basis points. The qualitative explanations provided in the paragraph above regarding changes in interest income for the three month period comparison are also applicable to the twelve month period comparison. However, interest income on MBS AFS increased $2.1 million, or 25.2%, to $10.4 million for the twelve months ended June 30, 2012, from $8.3 million for the twelve months ended June 30, 2011. While purchases of such securities did effectively cease after September 30, 2011, there were extensive purchases of such securities throughout fiscal 2011. These activities had a direct impact on the average balance of MBS AFS, which increased $188.9 million to $549.9 million for the year ended June 30, 2012, from $361.0 million for the year ended June 30, 2011. The yield on the portfolio decreased 41 basis points over these periods.

Total Interest Expense. Total interest expense decreased $931,000, or 10.5%, to $7.9 million for the three months ended June 30, 2012, from $8.8 million for the three months ended June 30, 2011. The majority of the decrease occurred in interest expense on deposits, which decreased $1.1 million, or 28.2%, to $2.8 million for the three months ended June 30, 2012, from $3.9 million for the three months ended June 30, 2011. The average balance of interest bearing deposits increased $35.2 million over the period. Significant increases in core account balances were partially offset by decreases in time deposits. The average cost of interest bearing deposits decreased 35 basis points over the periods. Market interest rates allowed the Bank to reprice virtually all interest bearing deposits, as well as maturing time deposits, at lower rates, decreasing the cost of funds. Interest expense on borrowings increased $173,000, or 3.5%, to $5.1 million for the three months ended June 30, 2012, from $4.9 million for the three months ended June 30, 2011. The average balance of borrowings increased significantly ($199.5 million) over the period while the cost decreased significantly (100 basis points). Overnight borrowings totaled $161.6 million at June 30, 2012. These borrowings had a very low cost associated with them and the rate of interest on these borrowings is expected to remain low for the foreseeable future. However, the Company is aware of the risk inherent in overnight borrowing and has begun to reduce its overnight borrowing position. During the quarter ended June 30, 2012, the Company committed to $75.0 million in long term advances from the FHLB. These borrowings had a weighted average term of 5.3 years and a weighted average cost of 1.27%. The Company will continue to obtain longer term borrowings opportunistically. The Company also modified $57.5 million of long term advances from FHLB-NY during the quarter ended June 30, 2012. The effective interest rates on these advances decreased 131 basis points and their maturities were extended by 40 months. The Company will continue to modify FHLB-NY advances opportunistically.

Total interest expense decreased $3.0 million, or 8.2%, to $33.3 million for the twelve months ended June 30, 2012, from $36.3 million for the twelve months ended June 30, 2011.  Interest expense on deposits decreased $2.9 million, or 18.4%, to $12.8 million for the twelve months ended June 30, 2012, from $15.7 million for the twelve months ended June 30, 2011.  The average balance of interest bearing deposits increased $81.6 million over this period while the average cost of these funds decreased 28 basis points.  Interest expense on borrowings decreased $101,000, or 0.5%, to $20.5 million for the twelve months ended June 30, 2012, from $20.6 million for the twelve months ended June 30, 2011.  The average balance of borrowings increased $121.4 million over the period while the cost decreased 76 basis points. In addition to the borrowing activity described in the paragraph above, the Company also modified $24.2 million of long term advances from FHLB-NY during the quarter ended March 31, 2012. The effective interest rates on these advances decreased 109 basis points and their maturities were extended by 33 months. The qualitative explanations provided in the paragraph above regarding changes in interest expense for the three month period comparison are also applicable to the twelve month period comparison.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $2.5 million, or 12.0%, to $23.3 million for the three months ended June 30, 2012, from $20.8 million for the three months ended June 30, 2011. Net interest income increased by $7.6 million, or 9.4%, to $88.7 million for the twelve months ended June 30, 2012, from $81.0 million for the twelve months ended June 30, 2011. The Company's net interest income, spread and margin over the period are detailed in the chart below.

	Net Interest
	Income Before
Quarter Ended	Provision	Spread	Margin
	(in thousands)
June 30, 2012	$ 23,335	3.40%	3.66%
March 31, 2012	22,298	3.30%	3.58%
December 31, 2011	22,037	3.23%	3.53%
September 30, 2011	20,987	3.02%	3.42%
June 30, 2011	20,843	2.95%	3.40%
March 31, 2011	20,586	2.92%	3.39%
December 31, 2010	20,287	2.89%	3.39%

The Company's spread and margin increased steadily over both the 2012 and 2011 fiscal years. These measures are under pressure in the current interest rate environment due to several factors, including: rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to further reduce deposit costs; increases in borrowing costs as maturity terms are extended and decreased net interest income due to funds used for repurchase activity.   However, the Company has been able to offset these pressures as spread, margin and net interest income all increased steadily over the periods. Several factors have contributed to this result. One such factor has been the utilization of overnight borrowings. In the recent rate environment, such borrowings have a very low cost which contributed to the increased spread, margin and net interest income. The utilization of such borrowings also increased the Company's interest rate risk, and the Company is in the process of addressing the increased exposure through long term borrowings (see additional discussion under "Total Interest Expense"). The Company has been able to successfully lower the cost of overall deposits, particularly money market deposits, without a significant impact on balances. The Company has also decreased its reliance on time deposits, which carry a higher cost, and lowered the cost of the remaining time deposits. The shifting of investment funds out of federal funds sold and into higher yielding investments improved results. More recently, the further shifting of assets out of investments and into higher yielding loans extended this improvement. The recent modifications of FHLB advances will also serve to offset some of the pressures of the current interest rate environment. The Company's stock repurchase activity in this fiscal year effectively decreased net interest income. However, the impact was minimal as the cost of these funds (either federal funds sold or overnight borrowings) was very low. Measured annually, the Company's spread and margin increased to 3.24% and 3.55% for the twelve months ended June 30, 2012, respectively, from 2.88% and 3.36% for the twelve months ended June 30, 2011, respectively. The Company's largest interest rate risk exposure is to a flat or inverted yield curve.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $202,000 and $1.1 million for the three and twelve months ended June 30, 2012, respectively, and $406,000 and $2.4 million for the three and twelve months ended June 30, 2011, respectively.

Provision for Loan Losses.  The Company recorded provisions for loan losses of $1.5 million for the three months ended June 30, 2012 as compared to $2.5 million for the three months ended June 30, 2011. The Company recorded provisions for loan losses of $8.5 million for the twelve months ended June 30, 2012 as compared to $9.3 million for the twelve months ended June 30, 2011. A rollforward of the allowance for loan losses for the three and twelve months ended June 30, 2012 and 2011 is presented below:

	Quarter ended		Twelve months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In thousands)
Balance at beginning of period	$30,249	$24,330	$26,514	$25,902
Provisions charged to operations	1,500	2,500	8,500	9,300
Recoveries of loans previously charged off	1	--	60	80
Loans charged off	563	316	3,887	8,768
Balance at end of period	$31,187	$26,514	$31,187	$26,514

Allowance for loan losses to total loans	1.53%	1.55%	1.53%	1.55%
Net charge-offs (annualized) to average loans outstanding	0.12%	0.08%	0.21%	0.54%

The primary contributors to the current level of provision for loan losses are the delinquency and nonaccrual totals, changes in loan risk ratings, loan growth, charge-offs and economic factors.

Delinquency and non performing asset information is provided below:

	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011
	(in thousands)
Delinquency Totals
30 - 59 days past due	$ 13,783	$ 11,325	$ 12,823	$ 15,802	$ 7,025
60 - 89 days past due	8,555	7,900	7,939	5,694	5,327
Nonaccrual	18,342	18,715	18,244	16,954	15,303
Total	$ 40,680	$ 37,940	$ 39,006	$ 38,450	$ 27,655

Non Performing Asset Totals
Nonaccrual loans, per above	$ 18,342	$ 18,715	$ 18,244	$ 16,954	$ 15,303
Real Estate Owned	2,740	4,266	4,951	4,419	3,967
Total	$ 21,082	$ 22,981	$ 23,195	$ 21,373	$ 19,270

Nonaccrual loans to total loans	0.90%	0.96%	0.98%	0.96%	0.90%
Delinquent loans to total loans	2.00%	1.95%	2.10%	2.18%	1.62%
Non performing assets to total assets	0.78%	0.87%	0.89%	0.82%	0.74%

Over the fiscal year ended June 30, 2011, the Company realized significant decreases in total delinquent loans, nonaccrual loans and nonperforming assets. There was an increase in overall delinquent loans in fiscal 2012. The increase initially surfaced in the first fiscal quarter. There were slight improvements in the categories, measured on a ratio basis, through the remainder of the fiscal year. The most significant increase at June 30, 2012, versus June 30, 2011, occurred in the 30-59 days past due category. The increases in delinquent loans at June 30, 2012 (versus June 30, 2011) are primarily due to increases in residential delinquent loans.

At June 30, 2012, there are two nonaccrual loans as well as one nonaccrual loan relationship (consisting of nine loans) with balances greater than $1.0 million. These loans are discussed below:

  A construction loan relationship in which Oritani is a participant. The relationship entails two borrowing entities and four separate properties. Oritani's portion of this loan relationship totals $4.9 million. All four of the properties are for residential tract development and are located in Rockland and Orange Counties, New York. The loan is classified as impaired and as a troubled debt restructuring ("TDR") as of June 30, 2012. The lead lender on this loan is attempting to negotiate a settlement with the borrowers that would expedite resolution; however, no substantive progress has been made. In accordance with the results of the impairment analysis for this loan, a charge off of $1.5 million was previously recognized against this loan and a $1.2 million impairment reserve remains against this loan as of June 30, 2012.
  A $2.4 million mixed use building in Bergen County, New Jersey. The borrower encountered cash flow difficulties and the property is currently being managed by a rent receiver. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a charge off of $417,000 was recognized against this loan and a $549,000 impairment reserve remains against this loan as of June 30, 2012. The Company is currently determining whether to rewrite the loan as a TDR or continue pursuit of legal remedies.
  A $1.8 million construction loan for a luxury home in Morris County, New Jersey. The Company reached a settlement and forbearance agreement with the borrower on this matter during the quarter ended March 31, 2012. The loan is classified as a nonaccrual troubled debt restructuring ("TDR") as of June 30, 2012. As such, this loan is included in the nonaccrual loan total at June 30, 2012. However, the borrower complied with all facets of the new agreement over the quarter, including interest payments.

There are thirteen other multifamily/commercial real estate loans, totaling $4.5 million, classified as nonaccrual at June 30, 2012. The largest of these loans has a balance of $677,000.

There are fourteen residential loans, totaling $4.8 million, classified as nonaccrual at June 30, 2012. The largest of these loans has a balance of $958,000.

See "Comparison of Financial Condition at June 30, 2012 and June 30, 2011" for a discussion of Real Estate Owned.

Other Income. Other income decreased $399,000 to $1.1 million for the three months ended June 30, 2012, from $1.5 million for the three months ended June 30, 2011. The decrease was primarily due to net income from investments in real estate joint ventures, which decreased by $591,000 to a loss of $169,000 for the three months ended June 30, 2012, from income of $422,000 for the three months ended June 30, 2011. The decrease is primarily due to activity at one commercial property. The property was flooded in 2010 (fiscal 2011), repaired, and flooded again in 2011 (fiscal 2012). Both floods caused decreased income from this property. The repairs on this property due to the 2011 flood are extensive and income from this property is expected to be below historical levels for fiscal 2012 as well as portions of fiscal 2013. A loss was recognized on this property for the quarter ended June 30, 2012 due to an operational loss as well as other adjustments to income. The Company expects to make additional capital contributions to this joint venture to fund the repairs as well as improvements. This decrease was partially offset by an increase in net gain on sale of assets. The Company had a nonrecurring gain of $160,000 during the three months ended June 30, 2012 primarily due to the net gain realized on the sale of real estate owned properties.

Other income decreased $51,000 to $5.4 million for the twelve months ended June 30, 2012 from $5.5 million for the twelve months ended June 30, 2011. The decrease was primarily due to net income from investments in real estate joint ventures, which decreased by $168,000 to $689,000 for the twelve months ended June 30, 2012, from $857,000 for the twelve months ended June 30, 2011. The decrease was primarily due to the situation described in the paragraph above regarding the flooded commercial property. The decreased income would have been more severe; however, insurance proceeds from both the 2011 and 2010 floods were both received and recognized as income in fiscal 2012. Service charges decreased by $178,000 to $1.1 million for the twelve months ended June 30, 2012, from $1.3 million for the twelve months ended June 30, 2011. The fluctuations in this category are primarily due to prepayment penalties on loans. Net loss on sale of and write down of securities increased by $213,000 to $262,000 for the twelve months ended June 30, 2012, from $49,000 for the twelve months ended June 30, 2011. The loss in the 2012 period is primarily due to impairment charges recognized on equity security holdings. These decreases were partially offset by an increase in income from bank-owned life insurance; which increased by $384,000 to $1.6 million for the twelve months ended June 30, 2012, from $1.2 million for the twelve months ended June 30, 2011. This increase was primarily due to increased investment in bank-owned life insurance.

Operating Expenses. Operating expenses increased $1.4 million, or 17.9%, to $9.4 million for the three months ended June 30, 2012, from $7.9 million for the three months ended June 30, 2011. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $2.0 million to $6.8 million for the three months ended June 30, 2012, from $4.8 million for the three months ended June 30, 2011. The increase was primarily due to the amortization of costs associated with stock awards and options that were granted under the Company's 2011 Equity Incentive Plan ("the Equity Plan") on August 18, 2011. The expense associated with the Equity Plan recognized in the quarter ended June 30, 2012 totaled $1.5 million while there was no such expense in the comparable 2011 quarter. The balance of the increase was due to accrual costs associated with benefit plans as well as increases to staff. This increase was partially offset by a decrease in real estate owned operations, which decreased $526,000 to $230,000 for the three months ended June 30, 2012, from $756,000 for the three months ended June 30, 2011. Expenses for the 2011 period included a $665,000 writedown of the carrying value of a real estate owned property, which was based on an updated appraisal.

Operating expenses increased $3.7 million to $35.5 million for the twelve months ended June 30, 2012, from $31.7 million for the twelve months ended June 30, 2011. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $5.4 million to $25.1 million for the twelve months ended June 30, 2012, from $19.7 million for the twelve months ended June 30, 2011. The increase was primarily due to costs associated with the Equity Plan. The expense associated with the Equity Plan recognized in the twelve month period ended June 30, 2012 totaled $5.2 million while there was no such expense in the comparable 2011 period. This increase was partially offset by decreases in real estate owned operations and other expenses. Real estate owned operations decreased $1.1 million to $902,000 for the twelve months ended June 30, 2012, from $2.0 million for the twelve months ended June 30, 2011. The 2011 period expenses was elevated primarily due to the 2011 writedown described in the above paragraph as well as a $799,000 writedown that occurred earlier in the year. Other expenses decreased $714,000 to $3.6 million for the twelve months ended June 30, 2012, from $4.3 million for the twelve months ended June 30, 2011, primarily due to decreased expenses associated with problem assets.

Income Tax Expense. Income tax expense for the three months ended June 30, 2012 was $5.3 million on pre-tax income of $13.5 million, resulting in an effective tax rate of 38.85%. Income tax expense for the three months ended June 30, 2011 was $4.6 million on pre-tax income of $11.9 million, resulting in an effective tax rate of 38.81%. Income tax expense for the twelve months ended June 30, 2012, was $18.5 million, due to pre-tax income of $50.1 million, resulting in an effective tax rate of 36.83%. For the twelve months ended June 30, 2011, income tax expense was $17.0 million, due to pre-tax income of $45.5 million, resulting in an effective tax rate of 37.29%.

Comparison of Financial Condition at June 30, 2012 and June 30, 2011

Total Assets. Total assets increased $113.7 million, or 4.4%, to $2.70 billion at June 30, 2012, from $2.59 billion at June 30, 2011. The primary investing activity was in loans. The loan increase was primarily funded by decreases in federal funds sold and investment securities, as well as an increase in borrowings. Asset growth has been muted by one of the Company's recent strategic decisions: cash flows from the investment portfolio have been applied to overnight borrowings, and not redeployed into the investment portfolio. This decision was made to lessen the interest rate risk that is being created through the increased overnight borrowings in addition to consideration of the low returns currently available on investments.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $121.8 million to $11.4 million at June 30, 2012, from $133.2 million at June 30, 2011. The funds were deployed in general operations, including funding of the Company's stock repurchase activity.

Loans, net. Loans, net increased $320.0 million to $1.99 billion at June 30, 2012, from $1.67 billion at June 30, 2011. The Company continues its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations totaled $543.8 million and purchases totaled $2.0 million for the twelve months ended June 30, 2012.

Securities Available For Sale. Securities AFS decreased $65.4 million to $26.0 million at June 30, 2012, from $91.4 million at June 30, 2011. Balances decreased due to calls and maturities, and the Company is not currently redeploying proceeds from the investment portfolio into new purchases.

Mortgage-backed Securities Available For Sale. Mortgage-backed securities AFS decreased $32.0 million to $473.9 million at June 30, 2012, from $505.9 million at June 30, 2011. Balances in this category grew significantly in fiscal 2011 but have decreased steadily since September 30, 2011 as the Company is not currently redeploying proceeds from the investment portfolio into new purchases.

Real Estate Owned. Real estate owned ("REO") decreased $1.2 million to $2.7 million at June 30, 2012, from $4.0 million at June 30, 2011. The balance at June 30, 2011 consisted of 8 properties. During the twelve months ended June 30, 2012, the Bank took title to seven properties and disposed of ten properties. The $2.7 million balance at June 30, 2012 consists of five properties. Three of these properties, with book values totaling $2.1 million, were under contract for sale at June 30, 2012. However, the contracts contain contingencies and the closings may be protracted.

Deposits. Deposits increased $8.4 million, or 0.6%, to $1.39 billion at June 30, 2012, from $1.38 billion at June 30, 2011. Significant growth in core accounts has been largely offset by decreases in time deposits. The time deposit runoff was primarily rate driven, as the cost for replacement funds was lower than the market rate for time deposits. New branch locations in Upper Montclair and Clifton, NJ, opened during the fiscal year and contributed to the growth in core accounts.

Stockholders' Equity. Stockholders' equity decreased $134.7 million to $510.7 million at June 30, 2012, from $645.4 million at June 30, 2011. The decline is primarily attributable to stock repurchases. The Company's repurchase activity is summarized below:

	Period			Cumulative
	Number of Shares	Average Price Paid Per Share	Total Cost	Number of Shares	Average Price Paid Per Share	Total Cost

June 24 - June 30, 2011	731,800	$ 12.71	$ 9,299,942	731,800	$ 12.71	$ 9,299,942
July 1 - Sept. 30, 2011	8,172,083	13.00	106,252,807	8,903,883	12.98	115,552,749
Oct. 1 - Dec. 31, 2011	1,876,422	12.98	24,349,831	10,780,305	12.98	139,902,579
Jan. 1 - Mar. 31, 2012	20,400	12.77	260,508	10,800,705	12.98	140,163,087
Apr. 1 - June 30, 2012	255,900	13.46	3,444,414	11,056,605	12.99	143,607,501

There has been no repurchase activity subsequent to June 30, 2012. On November 14, 2011, the Company announced a repurchase plan for up to 2,278,776 shares of its common stock. As of July 25, 2012, there were 1,904,476 shares authorized under the Company's current stock repurchase plan that had not yet been purchased.

In addition to the repurchase activity above, the Company repurchased shares in conjunction with the Equity Plan. On August 18, 2011, a total of 1,598,100 shares were granted by the Board of Directors under the Equity Plan. These shares were purchased in open market transactions during the quarter ended September 30, 2011. The total cost of these shares was $19.3 million and the average cost per share was $12.06.

Based on our June 30, 2012 closing price of $14.39 per share and book value per share of $11.30, the Company stock was trading at 127.4% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

 Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	June 30,
Assets	2012	2011
	(unaudited)
Cash on hand and in banks	$ 4,016	$ 6,978
Federal funds sold and short term investments	7,423	126,265
Cash and cash equivalents	11,439	133,243

Loans, net	1,992,817	1,672,849
Securities available for sale, at fair value	26,031	91,442
Mortgage-backed securities held to maturity, fair value of $37,648 and $38,522 at June 30, 2012 and 2011, respectively	36,130	37,609
Mortgage-backed securities available for sale, at fair value	473,920	505,932
Bank Owned Life Insurance (at cash surrender value)	46,283	44,689
Federal Home Loan Bank of New York stock ("FHLB"), at cost	38,222	26,844
Accrued interest receivable	10,630	9,237
Investments in real estate joint ventures, net	5,441	5,309
Real estate held for investment	1,123	1,185
Real estate owned	2,740	3,967
Office properties and equipment, net	15,442	15,012
Deferred tax assets	25,570	22,607
Other assets	15,194	17,308
Total Assets	$ 2,700,982	$ 2,587,233

Liabilities
Deposits	$ 1,389,706	$ 1,381,310
Borrowings	745,865	509,315
Advance payments by borrowers for taxes and insurance	15,217	12,846
Official checks outstanding	3,852	5,409
Other liabilities	35,633	32,941
Total liabilities	2,190,273	1,941,821

Stockholders' Equity

Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued and 45,198,765 shares outstanding at June 30, 2012; 55,513,265 shares outstanding at June 30, 2011.	562	562
Additional paid-in capital	495,704	489,593

Unallocated common stock held by the employee stock ownership plan	(27,582)	(28,808)
Restricted Stock Awards	(19,146)	—
Treasury stock, at cost; 11,046,300 shares at June 30, 2012 and 731,800 shares at June 30, 2011	(143,469)	(9,300)
Retained income	200,718	190,955
Accumulated other comprehensive income, net of tax	3,922	2,410
Total stockholders' equity	510,709	645,412

Total Liabilities and Stockholders' Equity	$ 2,700,982	$ 2,587,233
Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Operations
Three and Twelve Months Ended June 30, 2012 and 2011
.

	Three months ended		Twelve months ended
	June 30,		June 30,
	2012	2011	2012	2011
	unaudited
Interest income:	(in thousands, except per share data)
Mortgage loans	$ 28,271	$ 25,594	$ 108,409	$ 99,963
Securities held to maturity and dividends on FHLB stock	380	307	1,387	1,399
Securities available for sale	90	544	864	5,863
Mortgage-backed securities held to maturity	221	286	908	1,571
Mortgage-backed securities available for sale	2,266	2,886	10,390	8,299
Federal funds sold and short term investments	1	51	32	258
Total interest income	31,229	29,668	121,990	117,353

Interest expense:
Deposits	2,812	3,916	12,823	15,719
Borrowings	5,082	4,909	20,510	20,611
Total interest expense	7,894	8,825	33,333	36,330

Net interest income before provision for loan losses	23,335	20,843	88,657	81,023

Provision for loan losses	1,500	2,500	8,500	9,300
Net interest income	21,835	18,343	80,157	71,723

Other income:
Service charges	275	312	1,132	1,310
Real estate operations, net	337	344	1,225	1,199
Net (loss) income from investments in real estate joint ventures	(169)	422	689	857
Bank-owned life insurance	399	381	1,594	1,210
Net gain on sale of assets	160	—	790	718
Net loss on sale of and write down of securities	—	(54)	(262)	(49)
Other income	60	56	233	207
Total other income	1,062	1,461	5,401	5,452

Other expenses:
Compensation, payroll taxes and fringe benefits	6,800	4,751	25,095	19,682
Advertising	90	109	497	657
Office occupancy and equipment expense	669	564	2,603	2,425
Data processing service fees	425	323	1,513	1,231
Federal insurance premiums	277	323	1,215	1,381
Real estate owned operations	230	756	902	1,996
Other expenses	876	1,119	3,626	4,344
Total other expenses	9,367	7,945	35,451	31,716

Income before income tax expense	13,530	11,859	50,107	45,459
Income tax expense	5,256	4,603	18,457	16,952
Net income	$ 8,274	$ 7,256	$ 31,650	$ 28,507

Income per basic common share	$ 0.20	$ 0.14	$ 0.71	$ 0.54

Income per diluted common share	$ 0.19	$ 0.14	$ 0.70	$ 0.54

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	June 30, 2012			June 30, 2011
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 1,946,997	$ 28,271	5.81%	$ 1,663,076	$ 25,594	6.16%
Securities held to maturity (2)	36,446	380	4.17%	26,622	307	4.61%
Securities available for sale	26,045	90	1.38%	152,467	544	1.43%
Mortgage backed securities held to maturity	33,107	221	2.67%	42,406	286	2.70%
Mortgage backed securities available for sale	503,261	2,266	1.80%	490,808	2,886	2.35%
Federal funds sold and short term investments	1,604	1	0.25%	75,608	51	0.27%
Total interest-earning assets	2,547,460	31,229	4.90%	2,450,987	29,668	4.84%
Non-interest-earning assets	117,710			111,413
Total assets	$ 2,665,170			$ 2,562,400

Interest-bearing liabilities:
Savings deposits	163,722	125	0.31%	153,613	230	0.60%
Money market	430,225	749	0.70%	367,184	959	1.04%
Checking accounts	216,725	193	0.36%	157,869	206	0.52%
Time deposits	582,849	1,745	1.20%	679,607	2,521	1.48%
Total deposits	1,393,520	2,812	0.81%	1,358,273	3,916	1.15%
Borrowings	706,542	5,082	2.88%	507,066	4,909	3.87%
Total interest-bearing liabilities	2,100,062	7,894	1.50%	1,865,339	8,825	1.89%
Non-interest-bearing liabilities	51,011			50,080
Total liabilities	2,151,073			1,915,419
Stockholders' equity	514,097			646,981
Total liabilities and stockholders' equity	$ 2,665,170			$ 2,562,400

Net interest income		$ 23,335			$ 20,843
Net interest rate spread (3)			3.40%			2.95%
Net interest-earning assets (4)	$ 447,398			$ 585,648
Net interest margin (5)			3.66%			3.40%
Average of interest-earning assets to interest-bearing liabilities			121.30%			131.40%

(1) Includes loans held for sale and nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
	Average Balance Sheet and Yield/Rate Information
	For the Twelve Months Ended (unaudited)
	June 30, 2012			June 30, 2011

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 1,820,992	$ 108,409	5.95%	$ 1,611,961	$ 99,963	6.20%
Securities held to maturity (2)	33,066	1,387	4.19%	26,515	1,399	5.28%
Securities available for sale	48,219	864	1.79%	273,739	5,863	2.14%
Mortgage backed securities held to maturity	34,819	908	2.61%	49,418	1,571	3.18%
Mortgage backed securities available for sale	549,883	10,390	1.89%	360,953	8,299	2.30%
Federal funds sold and short term investments	12,789	32	0.25%	89,575	258	0.29%
Total interest-earning assets	2,499,768	121,990	4.88%	2,412,161	117,353	4.87%
Non-interest-earning assets	109,688			104,721
Total assets	$ 2,609,456			$ 2,516,882

Interest-bearing liabilities:
Savings deposits	157,617	652	0.41%	149,977	941	0.63%
Money market	396,172	2,956	0.75%	312,574	3,177	1.02%
Checking accounts	202,773	831	0.41%	152,256	855	0.56%
Time deposits	627,425	8,384	1.34%	687,602	10,746	1.56%
Total deposits	1,383,988	12,823	0.93%	1,302,409	15,719	1.21%
Borrowings	642,947	20,510	3.19%	521,541	20,611	3.95%
Total interest-bearing liabilities	2,026,935	33,333	1.64%	1,823,950	36,330	1.99%
Non-interest-bearing liabilities	50,157			48,505
Total liabilities	2,077,092			1,872,455
Stockholders' equity	532,364			644,427
Total liabilities and stockholder's equity	$ 2,609,456			$ 2,516,882

Net interest income		$ 88,657			$ 81,023
Net interest rate spread (3)			3.24%			2.88%
Net interest-earning assets (4)	$ 472,833			$ 588,211
Net interest margin (5)			3.55%			3.36%
Average of interest-earning assets to interest-bearing liabilities			123.33%			132.25%

(1) Includes loans held for sale and nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400